MAYSIA RESOURCES CORPORATION, SILVER STAR ENERGY INC. AND FIDELIS ENERGY INC. ANNOUNCE LETTER OF INTENT FOR PURCHASE AND SALE OF NORTH FRANKLIN PROJECT

Dallas, Texas, August 24, 2006/Market Wire/ -- Maysia Resources Corporation (OTCBB: MYAR) (“Maysia”), Silver Star Energy Inc. (OTCBB: SVSE) (“Silver Star”) and Fidelis Energy, Inc. (OTCBB: FDEI) (“Fidelis”) are pleased to announce that they have executed a letter of intent for Maysia to purchase the interests in the “North Franklin Project” held by Silver Star and Fidelis. Silver Star has a 40% working interest and Fidelis has a 35% working interest in the North Franklin Project.

The North Franklin Project is located near Sacramento California. North Franklin currently has three (3) producing gas wells; the “Archer-Whitney #1”, “Archer-Wildlands #1”and “Archer-F1” which, from the latest production numbers totaled 125.713 MMCF as announced in July at a daily rate of 4.0 MMCF to the 100% interest. A fourth well, the “Archer-Tsakopoulos #1” well was recently drilled and is awaiting completion and tie-in as the fourth producing gas well. The North Franklin Project has now, under lease, approximately 3,400 gross acres.

The project is situated along the “Eastside Winters Stratigraphic Trend” which has produced in excess of 450 Bcf gas. The North Franklin gas reservoir is contained in deep-water basin Winters Formation sands that are permeable, upper Cretaceous sandstones.

The consideration for the purchase will consist of a combination of cash and Maysia common shares. The cash consideration and number of Maysia shares to be issued will be determined by a valuation of the interests based upon a geological reserve report being prepared. The cash portion will be to satisfy the outstanding secured debt obligations of Silver Star and Fidelis, in order that their interests can be transferred free and clear of all charges and security interests. The balance of the purchase will be paid in Maysia shares, to be issued pro rata to Silver Star and Fidelis proportionate to their interests. The intention is that the Maysia shares will then be paid as a dividend to the Silver Star and Fidelis shareholders. The letter of intent and proposed purchase and sale is subject to the completion of due diligence reviews, board approvals, shareholder approval of Silver Star and Fidelis, Maysia securing financing for the cash portion of the purchase, the satisfaction/release of any security interests held in the North Franklin Project interests to be conveyed, and the execution of a definitive agreement and related formal documentation. Finally, it is anticipated that Willam Marshall, the current President of Fidelis, will be joining Maysia as an officer and director upon closing of the transaction.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the completion of the purchase and sale of the interests in the North Franklin Project, the satisfaction of the various conditions precedent for the acquisition, and any further drilling on or production from the North Franklin Project.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

ON BEHALF OF THE BOARD

Maysia Resources Corporation

Gordon A. Samson-Director

Investor Information:

214.459.1217